Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Highlights Growth Investments

in Emerging Markets Funded by Margin Expansion

NEW YORK – May 29, 2013 – At the Citi 2013 Global Consumer Conference today, Chairman and CEO Irene Rosenfeld highlighted Mondelēz International’s opportunities to expand margins while funding investments in emerging markets to drive long-term growth.

“Mondelēz International is a unique investment vehicle with all the elements in place for sustainable profitable growth,” said Rosenfeld, underscoring the company’s unrivaled portfolio of iconic brands in fast-growing snacks categories, proven innovation platforms, strong routes to market and advantaged geographic footprint. “With these assets, we will deliver top-tier financial results.”

Rosenfeld affirmed the company’s long-term financial targets, including growth of 5-7 percent in Organic Net Revenue and double-digit Operating EPS growth on a constant currency basis.

“Emerging markets are essential to our overall growth aspiration,” Rosenfeld continued. “The race is on for us to secure and expand our positions in these fast-growing markets. Our competitors also find emerging markets attractive, so competition will intensify in the near term. That’s why stepping up our investments now is critical to deliver long-term shareholder value.”

Focused Emerging Markets Investments Provide Growth, Attractive Returns

Rosenfeld assured that the company would take a disciplined approach to these investments, “We won’t invest unless we’re confident we can achieve attractive returns within a reasonable time frame.”

The company expects to increase investments by about $100 million this year, $200 million in 2014 and up to $300 million in 2015 and thereafter in emerging markets. The investments broadly fall into three buckets:

•	Boosting marketing and trade support behind Power Brands and global innovation platforms. These investments have a payback of about a year.

•	Adding route-to-market and sales capabilities to expand coverage of outlets, particularly in traditional trade. These types of investments also have a quick payback, typically one to two years.

•	Capitalizing on “white space” opportunities by entering new markets with new categories, such as the recent launch of Stride gum in China. White-space investments have a payback period of three-to-five years.

Margin Expansion in North America and Europe Will Fund Growth Investments

Rosenfeld said Mondelēz International would pay for these investments in emerging markets, as well as ongoing restructuring, primarily by expanding gross margins in North America and Europe. In both regions, the company will improve mix by focusing on growing its Power Brands, which typically have gross margins that are 100-200 basis points higher than other brands. In addition, the company is managing costs aggressively, with a continued focus on delivering gross productivity of more than 4 percent of cost of goods sold and driving overhead savings.

In North America, the company is targeting a 500-basis-point improvement in operating income margin. The majority of this increase will come from reinventing its supply chain network, introducing new production lines that incorporate leading-edge technologies and repatriating production from co-manufacturers. Overheads will also improve as dis-synergies associated with the spin-off of the North American grocery business are eliminated.

In Europe, Mondelēz International is already competitive with peers, but is targeting an improvement of 250 basis points in operating income margin, which would be at the upper end of the peer average. The company intends to reach this target by streamlining its supply chain and by continuing to reduce overheads by integrating Central European countries into its centralized category-led model and by leveraging service centers in low-cost locations.

These actions are expected to expand the total company’s base operating income margin by 60-90 basis points annually over the next three years. The company will reinvest a portion of these savings to fund growth in emerging markets and for ongoing restructuring. As a result, OI margin is expected to rise 20-30 points on average through 2015. After 2015, margin growth should accelerate, up an average of 40-60 basis points per year, as the company progresses to its long-term OI margin target of 14-16 percent, in line with peers.

Outlook

Mondelēz International reiterated its expectation to deliver 2013 Organic Net Revenue growth at the low end of its 5-7 percent long-term target. In the back half of the year, as headwinds from lower coffee pricing and capacity constraints abate, top-line growth is expected to accelerate significantly.

The company also reaffirmed its 2013 Operating EPS guidance of $1.55-$1.60 on a constant currency basis1. Second quarter margins are expected to remain pressured due to the aforementioned growth investments and comparisons with very high margins in the second quarter 2012. As with revenue growth, margin expansion is expected to sharply accelerate in the second half.

Rosenfeld concluded, “2013 is the first year of our journey as a focused growth company. I’m confident that our strategy will position us well to deliver top-tier performance in the near term and for many years to come.”

Access to a live audio webcast of the presentation with accompanying slides will be available at http://www.veracast.com/webcasts/citigroup/consumer2013/76103269.cfm. A replay of the presentation will be available one hour after the conclusion of the event until Aug. 26, 2013.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate; Jacobs coffee; LU, Nabisco and Oreo biscuits; Tang powdered beverages; and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

[1]	Based on 2012 average currency rates and including the estimated impact of the devaluation of the Venezuelan bolivar on Feb. 8, 2013.

Forward-Looking Statements

This press release contains a number of forward-looking statements. The words “will,” “expect,” “opportunity,” “growth,” “reinvent,” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make about our future growth and expansion, including growth or expansion in organic net revenue, operating income, operating EPS, operating income margin, and gross margin; our plans for achieving such growth and expansion; our expenditures for emerging markets investments and funding ongoing restructuring and the results of such expenditures; and our Outlook. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in our forward-looking statements include, but are not limited to, continued global economic weakness, increased competition, continued volatility of commodity and other input costs, pricing actions, risks from operating globally, and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this presentation, except as required by applicable law or regulation.

Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). This press release includes the following non-GAAP financial measures, which we use to budget, make operating and strategic decisions and evaluate our performance: (1) “Organic Net Revenues,” which is defined as net revenues excluding the impacts of acquisitions, divestitures (including businesses under a sales agreement), Integration Program costs, accounting calendar changes and foreign currency rate fluctuations; and (2) “Operating EPS,” which is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impact of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program, gains / losses from divestitures or acquisitions, acquisition-related costs and net earnings from divestitures (including businesses under a sales agreement), and including an interest expense adjustment related to the Spin-Off transaction.

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